Exhibit 10.1

NON-EMPLOYEE DIRECTOR 2006 RESTRICTED STOCK UNIT GRANT
PURSUANT TO THE TERMS OF THE
ROWAN COMPANIES, INC. 2005 LONG-TERM INCENTIVE PLAN

1.  Grant of Restricted Stock Units. Pursuant to the Rowan Companies, Inc. 2005 Long-Term Incentive Plan (the “Plan”) Rowan Companies, Inc. (“Company”) hereby grants to ________________________ (“Non-Employee Director”) 2,700 Restricted Stock Units (“RSUs”) with respect to Non-Employee Director’s annual service period that began April 22, 2005 (the “2006 Grant”). Such RSUs shall be (i) credited to the RSU Account (described in Paragraph 3) and (ii) subject to the terms of the Plan (which is incorporated herein by reference) and this document. By acceptance of this RSU Grant, Non-Employee Director agrees to be bound by all of the terms, provisions, conditions and limitations of the Plan as implemented by the RSU Grant. All capitalized terms in the RSU Grant have the meanings set forth in the Plan unless otherwise specifically provided.

2.  Vesting. The 2006 Grant shall be fully vested and nonforfeitable as of April 28, 2006; provided, however, that if Non-Employee Director resigns or is removed from the Board prior to such date, such 2006 Grant shall be forfeited.

3.  Establishment of Accounts. Company shall maintain an appropriate bookkeeping record (the “RSU Account”) that from time to time will reflect the Non-Employee Director’s name, the number of vested and unvested RSUs credited to Non-Employee Director and the Fair Market Value of the RSUs credited to the Non-Employee Director. Fair Market Value of a RSU shall be deemed to be equal to the Fair Market Value of one share of Common Stock. The 2006 Grant shall be credited to the Non-Employee Director’s RSU Account effective as of April 22, 2004.

4.  Cash Dividends. As of each date on or after April 22, 2005 that cash dividends are paid with respect to Common Stock, to the extent that Non-Employee Director has any outstanding RSUs credited to his or her RSU Account, the Non-Employee Director shall have an additional amount credited to his or her RSU Account equal to the number of RSUs (rounded up to the nearest whole number) having a Fair Market Value equal to the dollar amount of dividends paid per share of Common Stock multiplied by the number of RSUs credited to Non-Employee Director’s RSU Account as of the payment date of such dividend.

5.  Adjustments.

(a)  Exercise of Corporate Powers. The existence of this Plan and any outstanding RSUs credited hereunder shall not affect in any manner the right or power of Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the capital stock of Company or its business or any merger or consolidation of Company, or any issue of bonds, debentures, preferred or prior preference stock (whether or not such issue is prior to, on a parity with or junior to the Common Stock) or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding of any kind, whether or not of a character similar to that of the acts or proceedings enumerated above.

(b)  Recapitalizations, Reorganizations and Other Activities. In the event of any subdivision or consolidation of outstanding shares of Common Stock, declaration of a dividend payable in shares of Common Stock or other stock split, then (i) the number of RSUs and (ii) the appropriate Fair Market Value and other price determinations for such RSUs shall each be proportionately adjusted by the Committee or the Board to reflect such transaction. In the event of any other recapitalization or capital reorganization of the Company, any consolidation or merger of the Company with another corporation or entity, the adoption by the Company of any plan of exchange affecting the Common Stock or any distribution to holders of Common Stock of securities or property (other than normal cash dividends or dividends payable in Common Stock), the Committee or the Board shall, it its sole discretion make appropriate adjustments to (i) the number of RSUs and (ii) the appropriate Fair Market Value and other price determinations for such RSUs to give effect to such transaction; provided that such adjustments shall only be such as are necessary to preserve, without increasing or decreasing, the value of such units. In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Committee or the Board shall be authorized to issue or assume units by means of substitution of new units, as appropriate, for previously issued units or an assumption of previously issued units as part of such adjustment.

6.  Payment of Amounts in the RSU Account. As of the final termination date of Non-Employee Director’s service on the Board, the aggregate Fair Market Value of all vested RSUs then credited to Non-Employee Director’s RSU Account shall be calculated by multiplying the Fair Market Value of a share of Common Stock on such date times the number of RSUs then credited to the Non-Employee Director’s RSU Account. Notwithstanding the foregoing, no amount shall be paid prior to the earliest date that such amount may be paid upon “separation from service” within the meaning of Code section 409A, without imposition of an excise tax.

7.  Form of Payment. Payment to Non-Employee Director of amounts due hereunder shall be made in Common Stock, or at the discretion of the Committee in cash in a lump sum as soon as administratively feasible, but no later than sixty (60) days following the date Non-Employee Director becomes entitled to payment.

8.  Death Prior to Payment. In the event that Non-Employee Director dies prior to payment, all RSUs shall become fully vested and immediately payable to Non-Employee Director’s designated beneficiary, or if none, to his or her estate.

9.  Change in Control.

(a)  Change in Control. In the event of a Change in Control the Committee may waive all restrictions, conditions and/or limitations on payment in full under the RSU Grant; provided, however, that payment shall not be accelerated unless such Change of Control also constitutes a change of control event under section 409A of the Code and such acceleration of payment would not cause Non-Employee Director to be subject to excise tax pursuant to section 409A of the Code.

(b)  Right of Cash-Out. If approved by the Board prior to or within thirty (30) days after such time as a Change in Control (described above) shall be deemed to have occurred, the Board shall have the right for a forty-five (45) day period immediately following the date that the Change in Control is deemed to have occurred to require Non-Employee Director to transfer and deliver to Company the RSU Grant in exchange for an amount equal to the “cash value” (defined below) of the RSU Grant; provided, however, that the Board shall not have the right to accelerate payment or cash-out any RSU Grant if the exercise of such right would cause Non-employee Director to be subject to excise tax pursuant to section 409A of the Code. Such right shall be exercised by written notice to Non-Employee Director. The cash value of RSU Grant shall equal all cash to which Non-Employee Director would be entitled upon settlement of the RSU Grant as of the date of the Change in Control. The amount payable to Non-Employee Director by Company pursuant to this Paragraph 16(b) shall be in cash or by certified check.

10.  Unfunded Arrangement. Nothing contained herein shall be deemed to create a trust of any kind or create any fiduciary relationship. This RSU Grant shall be unfunded. Any funds invested hereunder shall continue for all purposes to be part of the general funds of Company. To the extent that Non-Employee Director has a right to receive payments from Company under the RSU Grant, such right shall not be greater than the right of any unsecured general creditor of Company and such right shall be an unsecured claim against the general assets of Company. Although bookkeeping accounts may be established with respect to Non-Employee Director, any such accounts shall be used merely as a bookkeeping convenience. Company shall not be required to segregate any assets that may at any time be represented by cash or rights thereto, nor shall this RSU Grant be construed as providing for such segregation, nor shall Company, the Board or the Committee be deemed to be a trustee of any cash or rights thereto to be granted under this Plan. Any liability or obligation of Company to any Non-Employee Director with respect to cash or rights thereto under this RSU Grant shall be based solely upon any contractual obligations that may be created by this RSU Grant, and no such liability or obligation of Company shall be deemed to be secured by any pledge or other encumbrance on any property of Company. Neither Company nor the Board nor the Committee shall be required to give any security or bond for the performance of any obligation that may be created by this RSU Grant.

11.  Title to Funds Remains with Company. Amounts credited to Non-Employee Director’s Account shall not be specifically set aside or otherwise segregated, but will be combined with corporate assets. Title to such funds will remain with the Company and the Company’s only obligation will be to make timely payments to Non-Employee Director in accordance with the RSU Grant.

12.  Assignability. No right to receive payment hereunder shall be transferable or assignable by Non-Employee Director except by will or the laws of descent and distribution or pursuant to a domestic relations order. Notwithstanding the foregoing, RSUs granted hereunder may be transferred with Committee approval, and with such restrictions as the Committee may impose to any of (i) the spouse, children or grandchildren (“immediate family members”); (ii) a trust or trusts for the exclusive benefit of one of more immediate family members; (iii) a partnership or limited liability company whose only partners, shareholders or member are Participant’s immediate family members or (iv) an organization that has been determined by the Internal Revenue Service to be exempt under Section 501(c)(3) of the Code. Following any transfer of RSUs by the Non-Employee Director, such RSUs shall remain subject to the same terms and conditions set forth in the Plan and this Agreement. Any attempted assignment of any benefit under this RSU Grant in violation of this Paragraph shall be null and void.

13.  Amendment and Termination. No amendment or termination of the RSU Grant shall be made by the Board or the Committee at any time without the written consent of Non-Employee Director. No amendment or termination of the Plan will adversely affect the rights, privileges and option of Non-Employee Director under the RSU Grant without the written consent of Non-Employee Director except as the Committee may deem necessary or advisable to prevent adverse tax consequences to the Non-Employee Director under Section 409A of the Code.

14.  No Guarantee of Tax Consequences. Neither Company nor any Parent or Subsidiary nor the Board or Committee makes any commitment or guarantee that any federal or state tax treatment will apply or be available to any person eligible for the benefits under the RSU Grant.

15.  Severability. In the event that any provision of the RSU Grant shall be held illegal, invalid, or unenforceable for any reason, such provision shall be fully severable, but shall not affect the remaining provisions of the RSU Grant, and the RSU Grant shall be construed and enforced as if the illegal, invalid, or unenforceable provision had never been included herein.

16.  Governing Law. The RSU Grant shall be construed in accordance with the laws of the State of Texas to the extent federal law does not supersede and preempt Texas law.

Executed this ____ day of ______________, 2005.

“COMPANY”

ROWAN COMPANIES, INC.

By: __________________________________

Printed Name:___________________________

Title:__________________________________

Accepted this ____ day of ______________, 2005.

“NON-EMPLOYEE DIRECTOR”

By: __________________________________

Printed Name:___________________________

Title:__________________________________